Exhibit 23.3

CONSENT OF INDEPENDENT ENGINEERS

We refer to our report dated March 3, 2026 and effective December 31, 2025, evaluating the petroleum and natural gas reserves attributable to Vermilion Energy Inc. (the “Company”) and its affiliates (the “Report”).

We hereby consent to the references to our name in the Company’s registration statement on Form S-8 to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together, the “Registration Statement”).

We also confirm that we have read the Registration Statement and that we have no reason to believe that there are any misrepresentations in the information contained therein that was derived from the Report or that is within our knowledge as a result of the services we performed in connection with such Report.

Yours truly,

MCDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ Michael Verney, P.Eng.
Michael Verney, P.Eng.
Executive Vice President

Calgary, Alberta
April 24, 2026

2000, Eighth Avenue Place, East Tower, 525 – 8 Avenue SW, Calgary, AB, T2P 1G1 Tel: (403) 262-5506 www.mcdan.com